Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Sunrise New Energy Co., Ltd. (the “Company”) on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 15, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Sunrise New Energy Co., Ltd. as of December 31, 2024 and for the year then ended appearing in the Annual Report on Form 20-F of Sunrise New Energy Co., Ltd. for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York

May 15, 2025